Exhibit 99.1

Freescale Semiconductor Announces Exercise of Over-Allotment Option

Austin, Texas, June 9, 2011 — Freescale Semiconductor Holdings I, Ltd. (NYSE: FSL) (the “Company”) announced today that the representatives of the underwriters for the Company’s initial public offering exercised their over-allotment option in part for 5,567,000 common shares, at a price per share of $18. The closing of the over-allotment option is expected to occur on June 14, 2011. Freescale expects to use the $96 million in net proceeds to redeem $87 million principal amount of Freescale Semiconductor, Inc.’s 10.125% Senior Secured Notes due 2018 and to pay related interest and premiums. The foregoing does not constitute a notice of redemption for or an obligation to issue a notice of redemption for the outstanding notes.

Citi, Deutsche Bank Securities, Barclays Capital, Credit Suisse and J.P. Morgan acted as joint book-running managers for the offering. Goldman, Sachs & Co., RBC Capital Markets, UBS Investment Bank, Sanford C. Bernstein, Gleacher & Company, Oppenheimer & Co., Pacific Crest Securities and Piper Jaffray acted as co-managers for the offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

This offering is being made solely by means of a prospectus which may be obtained by contacting: Citi, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone: 800-831-9146, e-mail: batprospectusdept@citi.com; or Deutsche Bank Securities, Attn: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, NJ 07311-3988, telephone: 800-503-4611, e-mail: prospectus.cpdg@db.com.

Cautionary Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the exercise of the underwriters’ over-allotment option, the anticipated closing date and other statements that are not historical fact. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of these factors include market conditions, customary closing conditions and such other risk factors as may be discussed in the Company’s filings with the Securities and Exchange Commission. We undertake no obligation to update any information contained in this press release.

Contact Information:

Media

Robert Hatley

Freescale Semiconductor

(512) 996-5134

robert.hatley@freescale.com

Mitch Haws

Freescale Semiconductor

(512) 895-2454

mitch.haws@freescale.com

Freescale(TM) and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2011.